Exhibit 99.3

NGL Energy Partners LP Expands Credit Facility to $1.671 Billion

TULSA, Okla.—(BUSINESS WIRE)—Nov. 6, 2013— NGL Energy Partners LP (NYSE:NGL) announced today that the Partnership has amended its revolving credit facility to increase the total borrowing capacity $621 million from $1.05 billion to $1.671 billion. The additional borrowing capacity is allocated $885.5 million to the working capital facility and $785.5 million to the acquisition facility. The pricing under the credit facility has been reduced, and its maturity has been extended to November 5, 2018. A $79 million accordion feature remains in addition to the capacity increase. The Partnership concurrently entered into an amendment to its $250 million of outstanding 6.65% Senior Secured Notes due June 19, 2022 to permit the changes to the credit facility.

“We are encouraged by our banks’ significant commitment to NGL, including two new banks. This amendment allows NGL to grow its volume in both the Crude Oil Logistics and NGL Logistics businesses in particular,” stated Atanas Atanasov, CFO.

This press release includes “forward-looking statements.”All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes its expectations as reflected in the forward-looking statements are reasonable, NGL can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors”. NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: water services, crude oil logistics, NGL logistics and retail. NGL completed its initial public offering in May 2011. For further information visit the Partnership’s website at www.nglenergypartners.com.

Source: NGL Energy Partners LP

NGL Energy Partners LP
Atanas Atanasov, 918-481-1119
Chief Financial Officer and Treasurer
Atanas.atanasov@nglep.com